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                                                                 Exhibit 99-B.10

               Consent of Ernst and Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated March 22, 2004, with respect to the consolidated financial statements of ING Life Insurance and Annuity Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and to the use of our report dated March 15, 2004, with respect to the statement of assets and liabilities of ING Life Insurance and Annuity Company Variable Annuity Account C as of December 31, 2003, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended included in Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-105479) and the related Prospectus and Statement of Additional Information of ING Life Insurance and Annuity Company Variable Annuity Account C.


                                                           /s/ Ernst & Young LLP


Atlanta, Georgia
April 19, 2004